EXHIBIT 99



                          I3 International Isotopes Inc


FOR IMMEDIATE RELEASE:                           For More Information, Contact:
March 16, 2005                                   Steve Laflin, President and CEO
                                                 (208) 524-5300


                      INTERNATIONAL ISOTOPES INC. ANNOUNCES
              SUCCESSFUL COMPLETION OF SERIES A WARRANT REDEMPTION

                   Company To Receive Approximately $1 Million

Idaho Falls,  ID. March 16, 2005 -  International  Isotopes  Inc.  (OTC Bulletin
Board: INIS) announces the successful completion of the Company's Series A Warrants redemption.

On January 18, 2005 International Isotopes announced it was calling for redemption its Series A Warrants that had been issued by the Company to shareholders who participated in the 2003 Rights Offering. In excess of 99% of the Series A Warrants outstanding were exercised by shareholders. As a result, the Company has received approximately $1 million from shareholders exercising their Series A Warrants and the Company has issued 24,933,541 shares of common stock.

Steve T. Laflin, President and CEO said, "We are very pleased with the outcome of the Series A Warrant redemption. Cash provided by shareholders exercising their Series A Warrants will be used to support operations and complete Phase I/II of the Fluorine Extraction Process (FEP) manufacturing facility."

As stated earlier, and reconfirmed in this release, the Company still expects to complete Phase I and Phase II of the FEP during the second quarter 2005 and by the end of 2005. The Company also reported that it continues to see improvements in revenue performance and margins through the addition of other new products such as cobalt sources.

The Company expects to release its annual financial 10-KSB sometime before March 31, 2005.

About International Isotopes Inc.
International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, manufactures a range of cobalt-60 products such as teletherapy sources, and provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications. The Company also provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients. For more information about International Isotopes, please visit the web site: www.intisoid.com



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International Isotopes Inc. Safe Harbor Statement
Forward-looking statements in this press release are made pursuant to the safe harbor provision of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change. Actual results may differ materially from the forward-looking statements. Many factors could cause actual results to differ materially from the forward-looking statements. Readers are directed to read the risk factors detailed from time to time in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-KSB for the year ending December 31, 2003.


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